UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2019

Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Weststrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

Not Applicable
(Former Name, Former Address and Former Fiscal Year, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Arrangements

Weatherford International plc (the “Company”) and its compensation advisors have reviewed the Company’s incentive plans to determine whether they continue to fulfill their purpose of retaining key employees and incentivizing key employees to perform at a high level. Currently, the Company’s incentive plans consist primarily of an annual cash bonus program and long-term equity incentive awards. After reviewing the Company’s current incentive plans, the Company and the Compensation Committee of the Board of Directors (the “Compensation Committee”) have determined that the current plans are not optimally effective in achieving their goals. Most significantly, because the ordinary shares of the Company have been trading at extremely low prices, the Company does not have a large enough share reserve to continue to rely on our 2010 Omnibus Incentive Plan as a material retention and incentive tool in the near future.

As a result, the Board, on the recommendation of the Compensation Committee, determined to (i) suspend the Company’s Executive Non-Equity Incentive Compensation Plan with respect to 2019 and (ii) adopt (a) a new Executive Bonus Plan (the “EBP”) and (b) new retention award letters (the “Retention Award Letters”), in each case for certain key employees, including the named executive officers. The EBP and the Retention Award Letters are each described in more detail below.

EBP

The EBP provides a means of rewarding key employees based on the overall performance of the Company and the achievement of certain quarterly and cumulative performance goals in 2019 to be established by the Compensation Committee and communicated to participants (“Performance Goals”). Each individual participant is provided a cash target bonus opportunity set by the Compensation Committee. Each participant is eligible to receive up to 200% of his or her target bonus, if stretch performance is achieved. Payments are made in cash quarterly. Participants must generally remain employed until the date of payment to receive payments under the EBP. The target bonus opportunities for the named executive officers are set forth in the table below:

Named Executive Officer	Target Bonus Opportunity
Mark McCollum	$7,000,000
Christoph Bausch	$1,650,000
Christina Ibrahim	$1,175,000
Karl Blanchard	$2,300,000
Stuart Fraser	$231,250

Retention Award Letters

The Company entered into Retention Award Letters with the same key employees who participate in the EBP. Each such individual will be eligible to receive a cash retention award (“Retention Award”) in an amount equal to a percentage of the recipient’s annual base salary (200% for the named executive officers other than Stuart Fraser, and 150% for Stuart Fraser). The Retention Award amounts for the named executive officers are set forth in the table below:

Named Executive Officer	Retention Award Amount
Mark McCollum	$2,000,000
Christoph Bausch	$1,300,000
Christina Ibrahim	$1,250,000
Karl Blanchard	$1,400,000
Stuart Fraser	$637,500

The Retention Awards are payable in advance within 30 days after participants accept the terms. Under the Retention Award Letters, in the event a recipient of a Retention Award voluntarily terminates his or her employment, or the Company terminates such recipient’s employment for Cause (as defined in each Retention Award Letter), in either case, before the first anniversary of the date on which the recipient received the Retention Award, then such recipient will be required to promptly repay to the Company, the amount of the Retention Award. A recipient will not be required to repay a Retention Award in the event of termination of employment due to death or disability or by the Company without Cause subject to the recipient’s (or in the case of the recipient’s death, the recipient’s legal representative’s) execution of a release of claims against the Company. The Retention Award Letters also include certain restrictive covenants (including agreements not to solicit Company clients or employees for one year following termination and not to compete with the Company for six months following termination).

The foregoing descriptions of the EBP and the Retention Award Letters are summaries only and are qualified in their entirety by reference to the full text of the EBP and the Retention Award Letters, the forms of which are filed as exhibits to this Form 8-K and incorporated herein by reference.

Change in Director Compensation

Our Corporate Governance and Nominating Committee has determined, and the Board has approved, that, with respect to 2019 and 2020, the directors of the Company will receive all of their compensation in the form of cash and will no longer receive equity as compensation for their service. Directors will continue to receive a flat fee of $135,000 per year, as well as additional retainers for serving as a committee chairperson, and will also be paid an additional quarterly dollar amount, in advance of each quarter, representing the value of restricted share units that the directors would have otherwise received.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Exhibit Description
99.1	2019 Executive Bonus Plan
99.2	Form of Retention Award Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date:	April 2, 2019

		By:	/s/ Christina M. Ibrahim
		Name:	Christina M. Ibrahim
		Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary